Exhibit 8.1

Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

June 11, 2021

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Ladies and Gentlemen:

We have acted as counsel to Equity Bancshares, Inc., a Kansas corporation (“EQBK”), in connection with (i) the Agreement and Plan of Reorganization, dated as of May 14, 2021 (the “Merger Agreement”), by and among EQBK, Greyhound Merger Sub, Inc., a Kansas corporation and wholly-owned subsidiary of EQBK (“Merger Sub”), and American State Bancshares, Inc., a Kansas corporation (“ASB”), pursuant to which Merger Sub will merge with and into ASB, with ASB as the surviving corporation, and immediately thereafter, ASB will merge with and into EQBK, with EQBK as the surviving corporation (collectively, the “Integrated Mergers”), and (ii) the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-                 ) (the “Registration Statement”), which includes the Proxy Statement/Prospectus, filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2021. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

In connection with our opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representation letters dated as of the date hereof, and delivered by EQBK, Merger Sub, and ASB to us for the purpose of rendering our opinions stated herein (the “Representations Letters”), and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinions set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). In rendering our opinions, we also have assumed that (i) any representations set forth in the Representation Letters are, and will be as of the Effective Time, true and complete, and (ii) the Representation Letters have been executed by appropriate and authorized officers of EQBK, Merger Sub, and ASB.

In rendering our opinions, we have assumed with your consent that (i) the Integrated Mergers will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be, true and accurate at all relevant times (including as of the date hereof and as of the Closing Date), (iv) the respective parties

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to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, (v) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect, and (vi) none of the parties to the Merger Agreement have taken or will take any action that would cause the Integrated Mergers not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our opinions are conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by EQBK, Merger Sub, and ASB in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by EQBK, Merger Sub, or ASB in the Documents, or assumptions on which our opinions are based could affect our conclusion.

Our opinions are based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinions herein. Additionally, our opinions are not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinions.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement, we are of the opinion that, under current law, (i) the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Consequences of the Integrated Mergers,” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Integrated Mergers.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Our opinions are rendered as of the date hereof and we undertake no obligation to update our opinions or advise you of any changes in the event there is any change in the information, facts, statements, representations, warranties, or covenants provided or made by EQBK, Merger Sub, and ASB in the Documents, assumptions, or legal authorities on which our opinions are based, or any inaccuracy in any of the information, facts, statements, representations, warranties, or covenants provided or made by EQBK, Merger Sub, and ASB in the Documents, or assumptions upon which we have relied in rendering our opinions.

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Our opinions set forth above are being rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP